NEWS RELEASE

	Contacts:	Rob Capps, EVP & Co-COO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE		Jack Lascar / Jenny Zhou Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2016 SECOND QUARTER RESULTS

HUNTSVILLE, TX – SEPTEMBER 2, 2015 – Mitcham Industries, Inc. (NASDAQ: MIND) (“the Company”) today announced financial results for its fiscal 2016 second quarter ended July 31, 2015.

Total revenues for the second quarter of fiscal 2016 were $7.6 million compared to $19.5 million in the second quarter of fiscal 2015. Equipment leasing revenues, excluding equipment sales, were $4.5 million in the second quarter compared to $8.2 million in the same period last year. The Company reported a net loss of $5.8 million, or $(0.49) per share, in the second quarter of fiscal 2016 compared to a net loss of $3.3 million, or $(0.26) per share, in the second quarter of fiscal 2015 and a sequential net loss of $0.2 million, or $(0.02) per share, in the first quarter of fiscal 2016.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation and non-cash foreign exchange losses) for the second quarter of fiscal 2016 was $0.7 million compared to $5.8 million in the same period last year. Adjusted EBITDA for the first quarter of fiscal 2016 was $7.7 million. Adjusted EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities in the accompanying financial tables.

Rob Capps, Executive Vice President, Chief Financial Officer and Interim Co-COO, stated, “We continue to be impacted by very challenging market conditions in the seismic industry. Our second quarter, which is seasonally the weakest quarter of the year in terms of seismic activity, proved to be very difficult as we continue to operate in the midst of a global slowdown in the oil and gas industry. Our results were also impacted by unexpected shipment delays at Seamap, which reduced second quarter revenues by approximately $6.0 million. We currently anticipate that all of these orders will now ship in the third quarter.

“Our equipment leasing revenues were impacted by reduced demand for our leased equipment, excess available equipment in most markets and resulting pressure on pricing. Land seismic exploration activity is quite subdued throughout the Western Hemisphere and significant excess capacity remains in this market. As a result of these market conditions and to normal seasonal declines, both North America and Latin America made nominal contributions to our leasing revenues this quarter. Europe remains one of our few markets with a stable level of activity due to an anchor project that should continue well into next fiscal year. Activity in the Russian market during the quarter was impacted by the normal seasonal decline, although we did have a couple of smaller projects continue past the end of the winter season.

“Marine leasing activity was up nominally both versus last year and sequentially, despite the ongoing consolidation in the industry and the overall decline in seismic exploration activity. Nevertheless, we continue to experience some uptick in inquiries for the rental of marine equipment. At Seamap, three significant orders that we had expected to ship in the second quarter were delayed due to a number of internal and external factors, but we now expect all these orders to be completed in the third quarter.

“Looking at the remainder of fiscal 2016, we expect the overall seismic market activity to remain very challenging with limited visibility. However, based on early customer inquiries, it appears that the demand for equipment in Russia this winter may be at least as strong as last year. There are some early indications of activity in Alaska for late this year and early next year, but in Canada, early indications for the upcoming winter season are not encouraging. We have provided bids for projects scheduled in Latin America later this year. In addition, we have fielded inquiries for projects in various locations in the Eastern Hemisphere. On balance, we expect a slight increase in our leasing revenues in the third quarter with further progress in the fourth quarter, aided by normal seasonal improvement in some areas.

“Seamap should post a much improved second half driven by the delivery of delayed shipments from the second quarter, as well as additional shipments scheduled in the back half of the year. Although Seamap is impacted by the overall condition in the seismic industry, we do see opportunities for equipping various new or reconfigured vessels, particularly in the Eastern Hemisphere.

“We also expect a much improved second half of the year from sales of oceanographic and hydrographic equipment by our Australian subsidiary. Many expected projects were not scheduled for delivery until later this year.

“Despite the disappointing results and very difficult market conditions, we generated positive Adjusted EBITDA and cash flow from operating activities during the quarter. Cash flow from operating activities was over $5.0 million during the second quarter and $11.6 million for the first half of our fiscal year. During the first half of fiscal 2016, we reduced our outstanding indebtedness by $12.1 million, and subsequent to July 31, 2015, decreased our debt by another $1.3 million. Accordingly, as of today our net debt is approximately $10.0 million. We have significantly reduced our operating costs and continue to look for additional measures to reduce our direct and indirect costs.

“We have considerable experience navigating through these industry cycles, and believe our strong balance sheet provides stability and flexibility. Our capital structure is solid, and we believe that it positions us to make the most of any opportunities that may arise in this environment.”

FISCAL 2016 SECOND QUARTER RESULTS

Total revenues for the second quarter of fiscal 2016 were $7.6 million compared to $19.5 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States. The percentage of revenues from international customers was approximately 93% in the second quarter of fiscal 2016 compared to approximately 84% in last year’s second fiscal quarter.

Equipment leasing revenues for the second quarter of fiscal 2016 excluding equipment sales were $4.5 million compared to $8.2 million in the same period last year. The year-over-year decrease in equipment leasing revenues was primarily driven by a major reduction in exploration activity due to depressed oil prices, especially in the United States, Canada, and Latin America, partially offset by ongoing activity in Europe.

Lease pool equipment sales were $0.2 million in the second quarter of fiscal 2016 compared to $1.3 million in the first quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment contributed $0.6 million to the second quarter of fiscal 2016 compared to $2.3 million for the second quarter of fiscal 2015.

Seamap equipment sales for the second quarter of fiscal 2016 declined to $2.2 million compared to $7.7 million in the same period a year ago. There were no deliveries of digital source controller or RGPS systems in the second quarter of fiscal 2016. Seamap revenues consisted of other equipment sales and after-market business, including replacement parts, and ongoing support and repair services.

Lease pool depreciation expense in the second quarter of fiscal 2016 decreased to $7.6 million from $8.9 million in the same period a year ago, mainly due to the reduction in lease pool purchases in fiscal 2015 and 2016.

CONFERENCE CALL

We have scheduled a conference call for Thursday, September 3 at 9:00 a.m. Eastern Time to discuss our fiscal 2016 second quarter results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through September 17, 2015 and may be accessed by calling (201) 612-7415 and using passcode 13617512#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ? Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended July 31, 2015 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 31, 2015	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$2,800	$5,175
Restricted cash	71	184
Accounts receivable, net	18,093	23,693
Contracts and notes receivable	3,201	3,639
Inventories, net	14,477	11,451
Prepaid income taxes	1,691	1,018
Deferred tax asset	2,453	2,427
Prepaid expenses and other current assets	2,787	6,562

Total current assets	45,573	54,149
Seismic equipment lease pool and property and equipment, net	86,542	100,087
Intangible assets, net	9,975	10,831
Goodwill	5,579	5,594
Deferred tax asset	12,014	8,922
Other assets	27	28

Total assets	$159,710	$179,611

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,761	$2,399
Current maturities – long-term debt	3,117	3,218
Deferred revenue	481	710
Accrued expenses and other current liabilities	4,004	3,673

Total current liabilities	9,363	10,000
Long-term debt, net of current maturities	11,157	23,137

Total liabilities	20,520	33,137
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 14,012 shares issued at July 31, 2015 and January 31, 2015	140	140
Additional paid-in capital	120,234	119,787
Treasury stock, at cost (1,928 shares at July 31, 2015 and January 31, 2015, respectively)	(16,851)	(16,851)
Retained earnings	45,839	51,924
Accumulated other comprehensive income	(10,172)	(8,526)

Total shareholders’ equity	139,190	146,474

Total liabilities and shareholders’ equity	$159,710	$179,611

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months		For the Six Months
	Ended July 31,		Ended July 31,
	2015	2014	2015	2014
Revenues:
Equipment leasing	$4,517	$8,226	$15,703	$24,387
Lease pool equipment sales	172	1,285	399	2,386
Seamap equipment sales	2,233	7,709	7,299	13,769
Other equipment sales	632	2,325	1,295	4,735

Total revenues	7,554	19,545	24,696	45,277

Cost of sales:
Direct costs — equipment leasing	1,052	1,131	2,419	2,357
Direct costs — lease pool depreciation	7,580	8,866	15,218	17,561
Cost of lease pool equipment sales	85	429	182	823
Cost of Seamap and other equipment sales	1,446	5,882	4,910	10,056

Total cost of sales	10,163	16,308	22,729	30,797

Gross (loss) profit	(2,609)	3,237	1,967	14,480
Operating expenses:
General and administrative	4,964	6,673	9,860	12,792
Provision for doubtful accounts	600	—	600	—
Depreciation and amortization	631	560	1,268	912

Total operating expenses	6,195	7,233	11,728	13,704

Operating (loss) income	(8,804)	(3,996)	(9,761)	776
Other income (expense):
Interest, net	(166)	(85)	(387)	(200)
Other, net	325	58	1,111	247

Total other income (expense)	159	(27)	724	47

(Loss) income before income taxes	(8,645)	(4,023)	(9,037)	823
Benefit (provision) for income taxes	2,797	676	2,952	(433)

Net (loss) income	$(5,848)	$(3,347)	$(6,085)	$390

Net (loss) income per common share:
Basic	$(0.49)	$(0.26)	$(0.51)	$0.03

Diluted	$(0.49)	$(0.26)	$(0.51)	$0.03

Shares used in computing net income per common share:
Basic	12,037	12,671	12,028	12,710
Diluted	12,037	12,671	12,028	13,044

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months
	Ended July 31,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(6,085)	$390
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	16,555	18,545
Stock-based compensation	519	696
Provision for inventory obsolescence	90	44
Provision for doubtful accounts, net of charge offs	600	—
Gross profit from sale of lease pool equipment	(216)	(1,563)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	(72)	(123)
Deferred tax benefit	(3,301)	(2,009)
Changes in working capital items:
Accounts receivable	5,338	637
Contracts and notes receivable	—	122
Inventories	(3,349)	416
Prepaid expenses and other current assets	3,892	(2,239)
Income taxes payable	(640)	850
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(661)	3,384
Foreign exchange gains/losses	(1,020)	—

Net cash provided by operating activities	11,650	19,150

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(1,874)	(13,716)
Acquisition of business	—	(14,500)
Purchases of property and equipment	(171)	(218)
Sale of used lease pool equipment	399	2,386

Net cash used in investing activities	(1,646)	(26,048)

Cash flows from financing activities:
Net (payments on) proceeds from revolving line of credit	(10,500)	3,000
Payments on term loan and other borrowings	(1,609)	(67)
Net proceeds from short-term investments	113	85
Proceeds from issuance of common stock upon exercise of options	—	37
Purchase of treasury stock	—	(2,187)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	72	123

Net cash (used in) provided by financing activities	(11,924)	991
Effect of changes in foreign exchange rates on cash and cash equivalents	(455)	172

Net change in cash and cash equivalents	(2,375)	(5,735)
Cash and cash equivalents, beginning of period	5,175	15,162

Cash and cash equivalents, end of period	$2,800	$9,427

Mitcham Industries, Inc.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2015	2014	2015	2014
		(in thousands)		(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net (loss) income	$(5,848)	$(3,347)	$(6,085)	$390
Interest expense, net	166	85	387	200
Depreciation and amortization	8,248	9,463	16,555	18,545
(Benefit) provision for income taxes	(2,797)	(676)	(2,952)	433

EBITDA (1)	(231)	5,525	7,905	19,568
Non-cash foreign exchange losses (gains)	672	(39)	(87)	(103)
Stock-based compensation	238	297	519	696

Adjusted EBITDA (1)	$679	$5,783	$8,337	$20,161

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$5,212	$5,092	$11,650	$19,150
Stock-based compensation	(238)	(297)	(519)	(696)
Provision for doubtful accounts	(600)	—	(600)	—
Changes in trade accounts, contracts and notes receivable	(8,177)	(291)	(5,338)	(759)
Interest paid	169	256	397	392
Taxes paid, net of refunds	407	(179)	1,203	1,376
Gross profit from sale of lease pool equipment	87	856	216	1,563
Changes in inventory	2,499	(241)	3,349	(416)
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	914	(3,420)	661	(3,384)
Changes in prepaid expenses and other current assets	(615)	3,582	(3,892)	2,239
Other	111	167	778	103

EBITDA (1)	$(231)	$5,525	$7,905	$19,568

(1)	EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation and non-cash foreign exchange gains and losses. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of the Credit Agreement and the Seamap Credit Facility each contain financial covenants that are based upon EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under U.S. GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with U.S. GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2015	2014	2015	2014
		($in thousands)		($in thousands)
Revenues:
Equipment Leasing	$5,321	$11,836	$17,397	$31,508
Seamap	2,273	8,008	7,388	14,205
Inter-segment sales	(40)	(299)	(89)	(436)

Total revenues	7,554	19,545	24,696	45,277

Cost of sales:
Equipment Leasing	9,213	12,218	18,873	24,166
Seamap	1,027	4,230	4,015	6,902
Inter-segment costs	(77)	(140)	(159)	(271)

Total cost of sales	10,163	16,308	22,729	30,797

Gross (loss) profit	(2,609)	3,237	1,967	14,480
Operating expenses:
General and administrative	4,964	6,673	9,860	12,792
Provision for doubtful accounts	600	—	600	—
Depreciation and amortization	631	560	1,268	912

Total operating expenses	6,195	7,233	11,728	13,704

Operating (loss) income	$(8,804)	$(3,996)	$(9,761)	$776

Equipment Leasing Segment:
Revenue:
Equipment leasing	$4,517	$8,226	$15,703	$24,387
Lease pool equipment sales	172	1,285	399	2,386
New seismic equipment sales	110	347	231	944
SAP equipment sales	522	1,978	1,064	3,791

	5,321	11,836	17,397	31,508
Cost of sales:
Direct costs-equipment leasing	1,052	1,131	2,419	2,357
Lease pool depreciation	7,612	8,896	15,283	17,588
Cost of lease pool equipment sales	85	429	182	823
Cost of new seismic equipment	59	267	153	530
sales
Cost of SAP equipment sales	405	1,495	836	2,868

	9,213	12,218	18,873	24,166

Gross profit	$(3,892)	$(382)	$(1,476)	$7,342

Gross profit %	(73)%	(3)%	(8)%	23%
Seamap Segment:
Equipment sales	$2,273	$8,008	$7,388	$14,205
Cost of equipment sales	1,027	4,230	4,015	6,902

Gross profit	$1,246	$3,778	$3,373	$7,303

Gross profit %	55%	47%	46%	51%

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